Exhibit 10.11

REAL ESTATE PURCHASE AND SALE AGREEMENT

10030 North MacArthur Boulevard, Irving, Texas

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of August 13, 2012, by and between the parties listed on Schedule 1 attached hereto and made a part hereof (each, an “Individual Seller” and collectively, the “Seller” or “Sellers”), and Series C, LLC, an Arizona limited liability company (“Buyer”).

IN CONSIDERATION of the respective agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, all of Seller’s right, title and interest in the following:

(a) that certain real property located at 10030 North MacArthur Boulevard, Irving, Texas and more particularly described in Exhibit A attached hereto (the “Real Property”);

(b) any rights, privileges and easements appurtenant to the Real Property, including, without limitation, minerals, oil, gas and other hydrocarbon substances on and under the Real Property and owned by Seller, development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively, the “Appurtenances”);

(c) all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property (the “Personalty”);

(d) any improvements and fixtures located on the Real Property, including, without limitation, the building located thereon as well as any other structures located on the Real Property, all apparatus, installed equipment and appliances owned by Seller and located on or in and used in connection with the operation or occupancy of the Real Property, and any on-site parking (collectively, the “Improvements”); and

(e) any intangible personal property used exclusively in the ownership, use, operation or maintenance of the Real Property and Improvements, including, without limitation: Seller’s assignable interest in all permits, licenses, governmental approvals and other entitlements relating to the Real Property and Improvements, Seller’s assignable interest in all plans, specifications and drawings relating to the Real Property and Improvements, Seller’s rights as landlord under that certain lease with HSS Systems, LLC, D/B/A HCA Patient Account Services Dallas (the “Lease”) as more fully described on the schedule attached hereto as Exhibit B (the “Schedule of Leases”) (except for any past due rents or other past due monetary obligations under such Lease as of midnight on the day before the Closing Date, all of which shall be governed by Section 7(g)(i) below), substantive correspondence and other documents related to any right to occupy any of the Improvements (excluding data in digital or computer files and any computer software or hardware), a right to all security deposits under such Lease and any and all guaranties of such Lease (subject to applicable laws and the terms of the Lease respecting said security deposits, if any), any assignable warranty and guaranty rights (provided that Seller will not be obligated to incur any cost or expense in connection with the assignment of such rights), and rights under the Contracts (as defined below) and any utility contracts or other agreements, each as they relate to the design, development, construction, ownership, use, maintenance, repair or operation of the Property (as defined below) but excluding (i) confidential information or documents not otherwise required to be provided to Buyer pursuant to this Agreement, (ii) all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, or (iii) subject to Section 11 below, insurance proceeds or settlements for events occurring prior to the Closing Date (collectively, the “Intangible Property”). In the event any of the foregoing transfers of Intangible Property require the approval of a third party and/or satisfaction of any other conditions to such transfer, Seller shall obtain such approval and satisfy all such conditions no later than Closing (as defined below), including, unless otherwise specified herein, the payment of any fees related thereto.

The Real Property, Appurtenances, Personalty, Improvements, and Intangible Property are collectively referred to as the “Property.”

2. Independent Consideration and Purchase Price.

(a) Contemporaneously with the execution and delivery of this Agreement, Buyer has delivered to Seller and Seller hereby acknowledges the receipt of funds in the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Buyer’s right to inspect and purchase the Property pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement.

(b) The purchase price of the Property is Fifteen Million Four Hundred Eighty Three Thousand Dollars ($15,483,000) (the “Purchase Price”) and shall be paid as follows:

(i) Within three (3) business days following the Effective Date (defined below), Buyer shall deliver to First American Title Insurance Company (“Title Company”) an earnest money deposit of One Hundred Fifty Five Thousand Dollars ($155,000) in initial Earnest Money (the “First Earnest Money Deposit”). If Buyer does not elect to terminate (or is not deemed to have elected to terminate) this Agreement upon completion of the Due Diligence Period (as defined below), Buyer shall deliver within two (2) business days of the last day of the Due Diligence Period to Escrow Agent an additional earnest money deposit of One Hundred Fifty Five Thousand Dollars ($155,000) (the “Second Earnest Money Deposit”, and together with the (the First Earnest Money Deposit, any additional deposit made by Buyer, and all interest accruing on such deposits, the “Earnest Money”). If Buyer fails to timely make the First or Second Earnest Money Deposit, this Agreement will, at Seller’s option, terminate. In the event that Seller elects to terminate this Agreement due to Buyer’s failure to make the First or Second Earnest Money Deposit, then Title Company will pay any paid Earnest Money to Buyer. Upon the Closing of the sale and purchase of the Property, the Earnest Money shall be applied to the Purchase Price for the benefit of Buyer. The “Escrow Agent” will be Brandon Grajewski (2425 E. Camelback Road, Phoenix, Arizona, phone: (602) 567-8145, email: bgrajewski@firstfam.com). Except as set forth in this Agreement (e.g. Sections 4(e), 5, 6, 11, and 12), as of the expiration of the Due Diligence Period, the Earnest Money shall be nonrefundable to Buyer. If Seller is entitled to the Earnest Money pursuant to the terms and conditions of this Agreement, the Earnest Money will be disbursed to Individual Sellers in proportion to each Individual Seller’s undivided ownership interest in the Property as a tenant in common with the other Individual Sellers, as set forth on Schedule 1 (which Schedule may be amended from time to time in accordance with a transfer of an Individual Seller’s interest as described in Section 13(d)) attached hereto and incorporated herein by reference (“Ownership Interest”), less any costs to be paid by Seller, including without limitation, escrow fees.

(ii) The Earnest Money shall be held in an interest-bearing account and disbursed by the Escrow Agent upon and subject to the terms of the escrow agreement, a form of which is attached hereto as Exhibit C (as approved by the Escrow Agent, the “Escrow Agreement”). Buyer and Seller shall equally divide the cost of any escrow fees.

(iii) The balance of the Purchase Price (after application of the Earnest Money and as adjusted pursuant to the express terms and provisions of this Agreement below) shall be deposited in escrow with the Title Company in immediately available funds on the date of the closing of the purchase and sale contemplated hereunder (the “Closing”). The Closing shall be deemed to occur upon the concurrent delivery of the documents set forth in Section 7 below and the payment of the Purchase Price, and such date shall be referred to herein as the “Closing Date.” Notwithstanding the foregoing, there shall be no requirement that Seller and Buyer physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise.

3. Transfer of Title to the Property.

(a) At the Closing, Seller shall convey to Buyer title to the Real Property, the Appurtenances and the Improvements by duly executed and acknowledged special warranty deed in the form attached hereto as Exhibit D (the “Deed”). Evidence of delivery of title shall be the issuance by Title Company to Buyer of a Texas standard coverage (Form T-1) Owner’s Policy of Title Insurance in the amount of the Purchase Price, insuring fee simple title to the Real Property, Appurtenances and the Improvements in Buyer subject only to the Permitted Exceptions (as defined below) or exceptions otherwise caused or approved in writing (or deemed approved) by Buyer in the form of, and containing such endorsements as included in, the Pro Forma issued by the Title Company during the Due Diligence Period (the “Title Policy”).

(b) At the Closing, Seller shall transfer all of Seller’s right, title and interest in and to any Personalty by a Bill of Sale in the form attached hereto as Exhibit E (the “Bill of Sale”).

(c) At the Closing, Seller shall transfer all of Seller’s right, title and interest in and to any Intangible Property (other than the Lease) by an Assignment of Intangible Property in the form attached hereto as Exhibit F (the “Assignment of Intangible Property”).

(d) At the Closing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Lease and Buyer shall assume all of Seller’s obligations under the Lease, by an Assignment and Assumption of Lease in the form attached hereto as Exhibit G (the “Assignment and Assumption of Lease”).

4. Due Diligence Period; As-Is Purchase.

(a) Due Diligence Period. Buyer, or its designees, shall, at Buyer’s sole cost and expense, have until thirty (30) days after the Effective Date to conduct its due diligence review with respect to the Property (the “Due Diligence Period”). Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to terminate this Agreement, for any reason or no reason as determined in Buyer’s sole and absolute discretion, at any time on or prior to the end of the Due Diligence Period. If Buyer elects to terminate this Agreement on or prior to the end of the Due Diligence Period, Buyer will be entitled to a full refund of the Earnest Money.

(b) Due Diligence Deliveries. Buyer and Seller acknowledge and agree that Seller has provided Buyer with electronic copies of all documents and other information described in this

Section 4(b) below to the extent in Seller’s possession or control (collectively, the “Due Diligence Documents”):

(i) The existing survey of the Property prepared by Hunter Associates Texas, Ltd., as Drawing File No. 41234-ALTA.DWG dated March 24, 2004 (the “Survey”).

(ii) The Lease currently in effect and any amendments, modifications, assignments, letter agreements, and guaranties thereto, specified on Exhibit B attached hereto.

(iii) A current rent roll for the Property.

(iv) The preliminary title report for the Property issued by Title Company and copies of all documents referenced as exceptions therein (“PTR”).

(v) All contracts relating to Seller’s ownership or operation of the Property in effect on the Effective Date and that may be assignable to Buyer at Closing, all of which are specified on Exhibit H attached hereto (“Contracts”), but excluding, however, the following contacts, each of which Seller shall cause to terminated on or before Closing and will not be assigned to Buyer: (A) all property management contracts with Seller, (B) any sale or leasing brokerage listing agreements, and (C) all insurance policies.

(vi) All certificates of occupancy of the Property to the extent in Seller’s possession.

Notwithstanding the above, Seller shall not be required to update any such Due Diligence Documents or information contained therein, or provide any information that is not in Seller’s possession or in the possession or control of Seller or Seller’s property manager which Seller deems proprietary. Should Seller receive new or updated information regarding any of the matters set forth in this Section 4(b) after the Effective Date and prior to Closing, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(c) Further Document Review. Subject to the provisions of this Section 4(c), Seller shall provide Buyer with reasonable access to Seller’s relevant files with respect to the Property at the office of Seller’s property manager, Wells Management Company, Inc. (“Wells”), located at 6200 The Corners Parkway, Norcross, Georgia 30092, for inspection and copying, but in no event shall any files be removed from the office of Wells. On two (2) business days advance written notice from Buyer to Seller, Seller shall, to the extent in Seller’s possession or under Seller’s control, provide access to all of Seller’s books and records relating to the Property (but excluding any confidential or privileged information, information prepared for internal purposes, including budgets, correspondence or documents relating exclusively to Seller’s acquisition of the Property, information related to disputes, litigation or claims that have been resolved or settled, or information relating to prior prospective sales of the Property, work product, marketing studies, appraisals of the Property, and information relating to Seller itself) located at the office of Wells for inspection and copying.

(d) Contracts. On or before the expiration of the Due Diligence Period, Buyer shall notify Seller in writing of any Contracts it disapproves and does not want to assume at Closing. Seller shall (i) send a notice of termination at Closing to the other parties under all Contracts disapproved by Buyer in writing within such period provided such Contracts are capable of being terminated pursuant to their terms, and (ii) terminate all management, leasing, brokerage or commission agreements relating to the Property as of the Closing at Seller’s sole cost and expense. Any Contract that Seller is not required to terminate pursuant to the foregoing sentence shall be assigned to, and assumed by, Buyer at Closing (the

“Assumed Contracts”), subject to the provisions of Section 12(b) below. The list of Assumed Contracts, as amended pursuant to Section 12(b) below, will be attached to the Assignment of Intangible Property.

(e) Title Matters; Buyer’s Objections; Seller’s Right to Cure. At Closing, Buyer will accept title to the Property subject to the following matters: (i) the lien for current real property taxes not yet due and payable relating to the period after Closing; (ii) all matters of record, including exceptions listed in the PTR (except as objected to by Buyer and not subsequently waived as provided in this Section 4(e) below); (iii) matters disclosed by the Survey (except as objected to by Buyer and not subsequently waived as provided in this Section 4(e) below); (iv) the rights of the tenant under the Lease (as a tenant only); (v) zoning regulations and ordinances, building restrictions and regulations of governmental agencies having jurisdiction over the Property; (vi) the lien of any assessment which is or may become payable in annual installments of which any installment is then a charge or a lien, provided that apportionment thereof is made as provided in this Agreement; and (vii) matters created by, through or under Buyer. All of the foregoing shall be, collectively, the “Permitted Exceptions.” Buyer may obtain, at its sole cost and expense, an updated survey of the Property (the “Updated Survey”). Upon the latter of two (2) business days following (i) Buyer’s receipt of the Updated Survey, or (ii) the Effective Date, Buyer shall deliver or cause to be delivered a copy of the Updated Survey to Seller; provided, however, that such a failure will not be deemed to be a default by Buyer. In the event Buyer objects to any exceptions to title that appear in the PTR or any matters disclosed by the Updated Survey, Buyer shall, on or before the date that is ten (10) business days following Buyer’s receipt of the Updated Survey, but in no event later than twenty (20) days after the Effective Date, deliver a title objection letter to Seller and Title Company identifying any such objections (the “Title Objection Letter”). Any title exceptions listed in the PTR or any matters disclosed in the Updated Survey that are not timely objected to in the Title Objection Letter shall be deemed approved by Buyer. In the event Buyer timely delivers the Title Objection Letter, Seller shall have until three (3) business days after receipt of the Title Objection Letter within which to agree to eliminate or satisfy any such identified objections. Seller shall have no obligation to so eliminate or satisfy any such unacceptable exceptions or matters or to incur any cost or expense in connection therewith. In the event that Seller has not agreed to eliminate or satisfy any or all of the matters set forth in Buyer’s Title Objection Letter, Buyer shall, within two (2) business days after the expiration of the aforesaid 3 business day period but in no event later than the end of the Due Diligence Period, either waive such objections and accept title to the Property subject to the exceptions or matters which Seller does not agree to eliminate or satisfy, or terminate this Agreement by notice to Seller and obtain a return of the Earnest Money. Buyer’s failure to so terminate shall be deemed to constitute Buyer’s election to waive such objections and Buyer’s approval of such title exceptions or matters. If, after the expiration of the Due Diligence Period and prior to the Closing Date, the PTR is amended to include any new title exceptions not shown on the previous PTR other than Permitted Exceptions (“New Exceptions”), then subject to the provisions of this Section 4(e) below, Seller shall have ten (10) days following the giving of notice by Buyer to Seller objecting to such New Exception(s) to attempt, at Seller’s sole option, to cure such New Exceptions (to Buyer’s reasonable satisfaction and enabling the Title Company to insure over and remove such exception from Buyer’s Title Policy) at no expense to Buyer. If such ten (10) day period extends beyond the Scheduled Closing Date, the Closing Date shall be extended until the first business day following the expiration of such ten-day period. If such exceptions are not so cured, Buyer may (i) waive such objectionable title exceptions and proceed to Closing, or (ii) terminate this Agreement and obtain a return of the Earnest Money. If any New Exceptions are not objected to or are waived in writing by Buyer within three (3) business days after Buyer’s receipt of the amended PTR, then such New Exceptions shall be deemed Permitted Exceptions. Notwithstanding the foregoing, and only to the extent not created by or not otherwise the responsibility of the tenant pursuant to the Lease, Seller agrees to either (i) on or before Closing pay, remove, and caused to be released (A) any mechanic’s lien, monetary lien, encumbrance or security interest against the Property (but excluding any lien caused by the tenant under the Lease), (B) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing, (C) exceptions that can be removed from the Title Policy by Seller’s delivery of a customary owner’s title affidavit or gap indemnity, and (D) any property taxes and assessments that are due and payable as of Closing (collectively the “Required Removal Items”); or (ii) send to the Title Company, as escrow agent, an amount of money equal to the sum of all amounts secured or payable in connection with the Required Removal Items (the “Required Removal Escrow”) and any other documentation reasonably required by the Title Company in order to cause the Title Company to remove such Required Removal Items from Buyer’s Title Policy. Title Company will release the Required Removal Escrow to Seller upon the payment or release of the Required Removal Items.

(f) Intentionally Deleted.

(g) Buyer’s Inspections. Upon not less than three (3) business day’s prior notice, and provided further that a representative of Seller is provided an opportunity to accompany Buyer and Buyer’s authorized agents, consultants, contractors, and representatives, Seller shall permit Buyer and its authorized agents, consultants and contractors to enter upon the Property during normal business hours to make and perform environmental evaluations and other inspections and investigations of the Property and Property Condition (as defined below) that is reasonably necessary. In no event shall the availability of Seller’s representative delay Buyer’s required inspections and investigations of the Property. Prior to conducting any inspection of the Property, Buyer will obtain (or ensure that its agents, consultants and contractors, as applicable, will obtain) and provide to Seller a certificate of insurance evidencing Buyer’s or Buyer’s agents’, consultants’ and contractors’, as applicable, procurement of: (a) commercial general liability insurance from an insurer reasonably acceptable to Seller in an amount not less than One Million Dollars ($1,000,000) per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis for bodily injury, death and property damage, insuring against any liability arising out of any entry, test or investigation of the Property pursuant to the provisions hereof, and (b) workers’ compensation insurance having limits no less than those required by applicable state and federal statutes. Buyer’s commercial general liability insurance shall name Seller and Wells as additional insureds. In conducting any inspections, investigations or tests of the Property, Buyer and its agents and representatives shall: (i) not disturb the tenant or interfere with their use of the Property pursuant to the Lease; (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not perform any invasive or destructive testing or sampling without Seller’s prior written approval, and not otherwise damage any part of the Property or any personal property owned or held by Seller, any tenant or any third party and shall promptly restore any such damage caused by Buyer or its agents; (iv) not injure Seller, its agents or tenants or their respective agents, guests, invitees, contractors and employees or subtenants; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Property resulting directly from any such inspection or tests; and (ix) not reveal or disclose (except to Seller and Seller’s agents or as otherwise permitted under Section 13(i) below) prior to Closing any information obtained by Buyer concerning the Property or documents related thereto, except as may be otherwise required by law. If this Agreement is terminated, Buyer shall restore the Property to the condition in which it existed immediately prior to Buyer’s entry. Buyer’s obligation to restore the Property shall survive any termination of this Agreement.

(h) Contact with Third Parties. Buyer shall provide Wells with no less than two (2) business days’ written notice prior to any contact with a third party (other than tenants) with a contractual relationship with Seller with respect to the Property (as long as Buyer has actual knowledge of such contractual relationship), as well as any governmental authority (“Third Parties”), and provided that Wells notifies Buyer in writing of its desire to make joint contact with such Third Parties within one (1) business day following receipt of such notice, Wells shall be given the opportunity to make joint contact with such Third Parties. Notwithstanding the foregoing, Buyer may contact governmental authorities without notice to or approval or participation by Seller in order to obtain information that is publicly available or of a ministerial or administrative nature, which Seller specifically acknowledges would include, without limitation, the information that is necessary to complete a Phase 1 environmental assessment or to obtain a PZR report. Buyer shall have the right to contact and interview tenants with respect to the Property after obtaining Wells’ prior written approval which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Wells fails to object to such interview within two (2) business days after its receipt of written notice of such proposed contact (which notice may be provided by electronic mail) and provided a representative of Wells shall be provided an opportunity to be present (including a meeting or interview conducted by telephone). Buyer shall provide Wells copies of all correspondence with tenants, occupants, or any Third Parties. Buyer shall not enter into any agreement or commitment that is binding on the Property until after the Closing. Notwithstanding the above, Buyer shall have no power or authority to bind Seller or the Property prior to Closing.

(i) As-Is Purchase. Buyer acknowledges that prior to Closing it will have had the opportunity to inspect the Property and observe the physical characteristics and condition of the Property and any and all other matters as to, concerning or with respect to any matter whatsoever relating to the Property or this Agreement or of concern to Buyer (“Property Condition”), including, but not limited to: title; the environmental condition of the Property (including the presence or absence of Hazardous Materials (as defined below) in, on, or about the Property); water, soil, pest and geological conditions of the Property; the Lease; the Contracts; the financial condition of the Property; the suitability of the Property for any and all activities and/or uses which may be conducted thereon; the compliance of or by the Property with any and all laws, rules, ordinances or regulations of any applicable governmental authority or body (including environmental, zoning, building codes, and the status of any development or use rights respecting the Property); the availability of permits, licenses and approvals respecting the Property; the economic or engineering feasibility of any alteration or renovation of the Property that may be contemplated by Buyer; the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; and the physical condition of the Improvements, including construction defects, deferred maintenance, and other adverse physical conditions or defects. Buyer further acknowledges and agrees that, except for any covenants, representations or warranties made by Seller or any Individual Seller herein or in any document delivered by or on behalf of Seller at Closing (collectively, the “Seller Closing Documents”), none of Seller, Individual Seller nor any Individual Seller’s employees, agents or representatives has made any representations, warranties or agreements, express or implied, by or on behalf of Seller or an Individual Seller as to any matters concerning the Property Condition. Except as otherwise expressly set forth in this Agreement or in the Seller Closing Documents, Seller and each Individual Seller disclaims any and all such statements and representations, and Buyer agrees that any inaccuracy or deficiency in information, advice or documents given to Buyer shall be solely the responsibility and risk of Buyer, and shall not be chargeable in any respect to any Individual Seller. Buyer acknowledges that it is not relying on any statement or representation, whether express or implied, oral or written, that has been made or that in the future may be made by an Individual Seller or any Individual Seller’s employees, agents, attorneys or representatives concerning the Property Condition except for any covenants, representations or warranties made by Seller or any Individual Seller herein or in the Seller Closing Documents.

Buyer hereby acknowledges, agrees and represents that, except for any covenants, representations or warranties made by Seller or any Individual Seller herein or in the Seller Closing Documents, the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “AS IS,” “WHERE IS” and “WITH ALL FAULTS,” and that no patent or latent defect or deficiency in the Property Condition whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder nor shall the Purchase Price be reduced as a consequence thereof.

By the end of the Due Diligence Period, Buyer will have had the opportunity to examine, review and inspect all of the Property Condition and other matters which, in Buyer’s judgment, bear upon the Property and its value and suitability for Buyer’s purposes. Upon Closing, Buyer will acquire the Property solely on the basis of its own examinations, reviews and inspections, the title insurance protection afforded by the Title Policy and the covenants, representations or warranties made by Seller and any Individual Seller herein or in the Seller Closing Documents.

UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT PROPERTY CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS. THE RELEASE AND WAIVER OF CLAIMS SET FORTH BELOW SHALL BE REFERRED TO AS THE “RELEASE.” UPON THE CLOSING, BUYER, ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS SUCCESSORS AND ASSIGNS AND EACH AND ALL OF ITS AND THEIR RESPECTIVE MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, PARENTS, AFFILIATES AND SUBSIDIARIES, AND EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, “WAIVER PARTIES”) RELEASES SELLER, EACH INDIVIDUAL SELLER AND ITS RESPECTIVE MEMBERS, PARTNERS, AFFILIATES, PARENT BUSINESS ORGANIZATIONS, SUBSIDIARY BUSINESS ORGANIZATIONS, SHAREHOLDERS, OFFICERS, DIRECTORS, BENEFICIARIES, AGENTS, EMPLOYEES, ATTORNEYS AND REPRESENTATIVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, “RELEASED PARTIES”) FROM, AND WAIVES ANY AND ALL LIABILITY, CLAIMS, DEMANDS, DAMAGES AND COSTS (INCLUDING ATTORNEYS’ FEES AND EXPENSES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, FOR, ARISING OUT OF, OR ATTRIBUTABLE TO, ANY AND ALL PROPERTY CONDITIONS THAT IT HAS AGAINST SELLER, INCLUDING, WITHOUT LIMITATION, ANY AND ALL ACTUAL, THREATENED OR POTENTIAL CLAIMS, CLAIMS FOR CONTRIBUTION UNDER ENVIRONMENTAL LAWS (AS DEFINED BELOW), SUITS, PROCEEDINGS, ACTIONS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, OBLIGATIONS, ORDERS, REQUIREMENTS OR RESTRICTIONS, LIENS, PENALTIES, FINES, CHARGES, DEBTS, DAMAGES, COSTS, AND EXPENSES OF EVERY KIND AND NATURE, WHETHER NOW KNOWN OR UNKNOWN, WHETHER FORESEEABLE OR UNFORESEEABLE, WHETHER UNDER ANY FOREIGN, FEDERAL, STATE OR LOCAL LAW (BOTH STATUTORY AND NON-STATUTORY), AND, WHETHER ASSERTED OR DEMANDED BY A THIRD PARTY AGAINST ANY OF THE WAIVER PARTIES OR INCURRED DIRECTLY OR INDIRECTLY BY ANY OF THE WAIVER PARTIES THEMSELVES, THAT ANY OF THE WAIVER PARTIES MAY NOW OR HEREAFTER HAVE AGAINST ANY OF THE RELEASED PARTIES (COLLECTIVELY, “CLAIMS”), AND THAT ARISE IN CONNECTION WITH OR IN ANY WAY ARE RELATED TO (I) THE PHYSICAL CONDITION OF THE PROPERTY, THE FINANCIAL CONDITION OF THE PROPERTY, OR THE FINANCIAL CONDITIONS OF THE TENANT UNDER THE LEASE, THE VALUE OF THE PROPERTY OR ITS SUITABILITY FOR BUYER’S USE, THE STATUS OF THE LEASE OR OF THE TENANTS THEREUNDER, THE OWNERSHIP, MANAGEMENT OR OPERATION OF THE PROPERTY, INCLUDING ANY CLAIM OR DEMAND BY ANY TENANT FOR THE REFUND OR RETURN OF ANY SECURITY DEPOSIT OR OTHER DEPOSIT, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REVIEWED BY BUYER IN CONNECTION WITH ITS INVESTIGATIONS OF THE PROPERTY AND WHICH MAY HAVE BEEN RELIED UPON BY BUYER IN DECIDING TO PURCHASE THE PROPERTY, (II) ANY HANDLING (AS DEFINED BELOW) OF ANY WASTE MATERIALS (DEFINED BELOW) OR HAZARDOUS MATERIALS (AS DEFINED BELOW) AT, BENEATH, TO, FROM, OR ABOUT THE PROPERTY, (III) ANY COMPLIANCE OR NON-COMPLIANCE WITH ENVIRONMENTAL LAWS REGARDING ANY WASTE MATERIALS, HAZARDOUS MATERIALS OR ANY HANDLING RELATED THERETO AT, BENEATH, TO, FROM, OR ABOUT THE PROPERTY, (IV) ANY ACTS, OMISSIONS, SERVICES OR OTHER CONDUCT RELATED TO ANY OF THE FOREGOING ITEMS “(I)” THROUGH “(III),” INCLUSIVE, AND/OR (V) ANY CONDITION, ACTIVITY, OR OTHER MATTER RESPECTING THE PROPERTY THAT IS NOT ADDRESSED BY ANY OF THE FOREGOING ITEMS “(I)” THROUGH “(IV),” INCLUSIVE. BUYER ACKNOWLEDGES THAT ANY CONDITION OF THE PROPERTY WHICH BUYER DISCOVERS OR DESIRES TO CORRECT OR IMPROVE PRIOR TO OR AFTER THE CLOSING DATE SHALL BE AT BUYER’S SOLE EXPENSE. THIS RELEASE SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDING OF THE DEED CONVEYING THE PROPERTY FROM SELLER TO BUYER.

TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER HEREBY EXPRESSLY AND SPECIFICALLY WAIVES ALL CLAIMS WHICH THE BUYER DOES NOT KNOW OF OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THIS AGREEMENT, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS PURCHASE OF THE PROPERTY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 4(I) SHALL LIMIT SELLER’S LIABILITY AS PROVIDED IN THIS AGREEMENT, NOR SHALL THIS SECTION 4(I) SERVE TO RELEASE SELLER WITH RESPECT TO SELLER’S FRAUD OR SELLER’S BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNITIES OR SELLER’S LIABILITIES OR OBLIGATIONS UNDER THIS AGREEMENT OR ANY SELLER CLOSING DOCUMENT. FURTHER NOTWITHSTANDING THE RELEASE SET FORTH IN THIS SECTION 4(I), BUYER SHALL HAVE THE RIGHT TO DEFEND ANY GOVERNMENTAL OR THIRD PARTY ENVIRONMENTAL OR OTHER CLAIM ASSERTED AGAINST BUYER AFTER CLOSING WITH RESPECT TO ANY ENVIRONMENTAL OR OTHER MATTER OCCURRING PRIOR TO THE CLOSING BY ALLEGING THAT SELLER AND NOT BUYER IS LIABLE FOR SUCH CLAIMS.

BUYER EXPRESSLY ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE, WHICH IT NOW BELIEVES TO BE TRUE WITH RESPECT TO THE RELEASE OF CLAIMS. SUBJECT TO THE OTHER PROVISIONS OF THIS SECTION 4(I), BUYER AGREES THAT THE FOREGOING RELEASE SHALL BE AND REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING SUCH DIFFERENT OR ADDITIONAL FACTS.

As used in this Agreement, the following terms have the following definitions:

(1) “Environmental Laws” means any applicable foreign, federal, state or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, requirement, agreement, consent, or approval, or any determination, directive, judgment, decree or order of any executive, administrative or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources or public health and safety.

(2) “Handling” means, at any time and to any extent and in any manner whatsoever, any presence of or any handling, storing, transferring, transporting, treating, using, recycling, separating, sorting, incinerating, transforming, reconstituting, containing, containerizing, packaging, manufacturing, generating, abandoning, covering, capping, dumping, closing, maintaining, disposing, placing, discarding, encapsulating, filling, landfilling, investigating, monitoring, remediating, removing, responding to, reporting on, testing, releasing, contamination resulting from, spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, migrating, or leaching.

(3) “Hazardous Materials” means any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term Hazardous Materials shall include, without limitation, the following:

i. a “Hazardous Substance,” “Hazardous Material,” “Hazardous Waste,” or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;

ii. “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended, as well as any other hydrocarbonic substance, fraction, distillate or by-product;

iii. mold;

iv. asbestos and any asbestos containing material; and

v. a substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for property to be put to any lawful purpose.

(4) “Waste Materials” means any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type whatsoever, including, without limitation:

i. any garbage, trash, refuse, paper, rubbish, ash, industrial or commercial or residential waste, demolition or construction wastes, abandoned vehicles or parts thereof, discarded home and industrial appliances, sewage, sewage sludge, manure, vegetable or animal solid and semisolid waste, and any other item intended to be or actually dumped, abandoned, discarded, treated, transformed, incinerated, disposed of or recycled; and

ii. any “solid waste” as defined in the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended.

(j) Intentionally Deleted.

(k) Expiration of Due Diligence Period. Buyer shall deliver a written notice to Seller on or before the end of the Due Diligence Period notifying Seller of its approval of the Property and its election to continue this Agreement, which approval and election may be granted or withheld by Buyer for any reason or no reason and in Buyer’s sole and absolute discretion (the “Approval Notice”). If Buyer does not deliver an Approval Notice to Seller on or before the end of the Due Diligence Period, and Buyer has not previously provided Seller with a notice of Seller’s breach or default as provided in Section 6, Buyer shall be deemed to have elected to terminate this Agreement. If this Agreement is terminated in accordance with this Section 4(k), Buyer shall obtain a return of the Earnest Money and neither party shall have any rights or obligations hereunder (except to the extent otherwise provided herein with respect to obligations and liabilities that expressly survive the termination of this Agreement). If Buyer delivers the Approval Notice on or before the end of the Due Diligence Period or otherwise elects to continue this Agreement in effect, the Earnest Money shall be deemed nonrefundable to Buyer except as otherwise expressly set forth in this Agreement.

(l) Termination of Agreement. If this Agreement is terminated prior to Closing for any reason, then promptly following such termination, Buyer shall return and deliver, as the case may be, to Seller, within five (5) business days after termination: (i) all original documents delivered to Buyer pursuant to Sections 4(b) and 4(c) and, at Seller’s request, copies made by Buyer and its partners, attorneys, accountants, consultants, agents and prospective lenders, and (ii) at Seller’s request, and upon reimbursement by Seller for half of the costs incurred by Buyer procuring same, copies of all third party reports and studies relating to the Property procured or obtained by Buyer or by Seller, or any other person for the benefit of Buyer, and received by Buyer, but without any representation or warranty by

Buyer respecting such reports. The provisions of this Section 4(l) shall survive any termination of this Agreement.

5. Conditions to Closing.

(a) Buyer’s Conditions. In addition to all other conditions precedent set forth in this Agreement, the following conditions are precedent to Buyer’s obligation to purchase the Property (the “Conditions Precedent”), and are intended solely for the benefit of Buyer:

(i) Title Insurance. Title Company shall have issued or shall have committed to issue the Title Policy.

(ii) Deliveries Complete. Seller shall have delivered to Buyer or Title Company the documents listed in Section 7(c) of this Agreement.

(iii) Representations, Warranties and Covenants. Seller shall have performed in all material respects each covenant required to be performed by Seller under this Agreement and all of the representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing. Upon the delivery of the Approval Notice, Buyer waives all Seller defaults actually known to Buyer as of the date of the Approval Notice. Upon the Closing, Buyer waives all Seller defaults actually known to Buyer as of the Closing Date.

(iv) Estoppel Certificates. Seller shall have delivered to Buyer at least three (3) days prior to the Closing: (A) an estoppel substantially in form of, and containing the information contained in, the attached hereto as Exhibit L (“Tenant Estoppel Certificate”) signed by the Tenant and which Tenant Estoppel Certificate shall (w) be dated not more than thirty (30) days prior to Closing; (x) be executed by Tenant and naming Buyer (or its designee) and any lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (“Lender”) as addressees; (y) not indicate (I) any material discrepancy from the Due Diligence Documents or the form attached as Exhibit L, (II) any Lease amendment, assignment or subletting that was not previously provided by Seller to Buyer pursuant to Section 4(b) and which is not reasonably acceptable to Buyer, or (III) any adverse claim or landlord default; and (z) if Tenant’s obligations under the Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s) and (B) an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions (the “REA’s”) and addressed or certified to Buyer and Lender stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full.

(v) Environmental Condition of the Property. There shall have been no event of contamination of hazardous substances on the Property in violation of applicable law prior to Closing.

(vi) Seller Representations Notice. Wells shall have delivered to Buyer a written notice (the “Seller Representations Notice”) confirming that Seller has obtained the required representation and warranty from each Individual Seller (the “Seller Representations”) as to the truthfulness of their respective representations and warranties in Section 8 of this Agreement. Wells agrees to diligently pursue and use good faith efforts to obtain the Seller Representations and shall, upon request, provide Buyer with periodic status reports on the progress of obtaining the Seller Representations.

If any of the Conditions Precedent are not satisfied by the Scheduled Closing Date, Buyer shall have the right in its sole discretion, but without limiting Buyer’s rights under Section 6 below, to: (x) terminate this Agreement and obtain the return of the Earnest Money (provided the failure of such Condition Precedent was not due to a Buyer default), (y) waive in writing the Condition Precedent and proceed with the Closing, or (z) extend the Scheduled Closing Date for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions (subject to Buyer’s continuing right to terminate this Agreement pursuant to subsection (i) above). Notwithstanding (x)—(z) above, if one of the Conditions Precedent not satisfied by the Scheduled Closing Date is the condition set forth in subsection (vi) above, then the Scheduled Closing Date shall automatically be extended to the earlier to occur of (a) five (5) business days thereafter, or (ii) two (2) business days after Buyer’s receipt of the Seller Representations Notice. If, at the end of such extended timeframe, the condition set forth in subsection (vi) above remains unsatisfied, then Buyer may elect any of the rights set forth in subsections (x) – (z) of this paragraph.

(b) Seller’s Conditions. The following conditions are precedent to Seller’s obligation to sell the Property (the “Seller’s Conditions”):

(i) Deposit of Funds. Buyer shall have deposited the Purchase Price into escrow, subject to the adjustments set forth in Section 2 and Section 7(g) of this Agreement.

(ii) Deliveries Complete. Buyer shall have delivered to Seller or Title Company the documents listed in Section 7(d) of this Agreement.

(iii) Representations, Warranties and Covenants. Buyer shall have performed in all material respects each and every covenant required to be performed by Buyer under this Agreement, and all of Buyer’s representations and warranties set forth in this Agreement shall be materially true and correct as of the Closing.

If any of Seller’s Conditions are not timely satisfied, Seller shall have the right in its sole discretion to either terminate this Agreement (whereupon neither party will have any further obligation to the other under this Agreement, except for those which expressly survive the termination of this Agreement) or waive in writing the Seller’s Condition and proceed with the Closing.

6. Remedies.

(a) In the event of a pre-closing default under this Agreement by Buyer that directly results in a failure to consummate the sale of the Property in accordance with the provisions of this Agreement, the Earnest Money shall be paid to and retained by Seller as liquidated damages (provided, however, that each Individual Seller shall only be entitled to receive and retain the Earnest Money in proportion to each such Individual Seller’s Ownership Interest) as Seller’s sole remedy for such breach or default, and neither party shall have any obligation to the other hereunder, except for provisions of this Agreement which expressly state they survive the termination of this Agreement. The parties hereby agree that Seller’s actual damages in such event would be extremely difficult or impracticable to determine and that the amount of the Earnest Money represents the parties’ reasonable estimate of such damages. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. Therefore, the parties acknowledge that the Earnest Money has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages and as Seller’s exclusive remedy against Buyer, at law or in equity, in the event the sale of the Property is not consummated by reason of a breach or default under this Agreement by Buyer. However, nothing in this section shall preclude the recovery of attorneys’ fees or other costs incurred by Seller in enforcing this Agreement or limit the effectiveness of the indemnification obligations of Buyer under sections 10 and 13(b) of this Agreement.

(b) If Seller terminates this Agreement pursuant to a right given to it hereunder and Seller is not otherwise in default under this Agreement and Buyer takes any action which interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of or finance the Property or take any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Property), then notwithstanding section 6(a) above, the named Buyer (and any permitted assignee of Buyer’s interest hereunder) shall be liable for all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Buyer.

(c) In the event of a pre-closing default under this Agreement by Seller or any Individual Seller including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any Conditions Precedent that are within Seller’s control, which breach or default has not been cured by Seller within five (5) days after notice from Buyer (the “Cure Period”), Buyer may elect one of the following as Buyer’s sole and exclusive remedy: (i) terminate this Agreement by delivery of notice of termination to Seller, whereupon the Earnest Money shall be returned to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses, and, thereafter, all parties hereto shall be relieved of all further obligations hereunder (other than obligations which by their terms survive such a termination); or (ii) close and waive the default; or (iii) commence an action for specific performance (but not damages hereunder), provided that any action for specific performance must be commenced within forty-five (45) days after the expiration of the Cure Period. If Buyer elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Buyer shall have on or before the Scheduled Closing Date, fully performed in all material respects all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required in the suit for specific performance). Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that the provisions of this Section 6(c) shall not limit any rights or remedies Buyer may have against Seller after Closing as otherwise provided in this Agreement, the Seller Closing Documents or any other documents to be entered into pursuant to this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, if Seller is unable to timely provide the Seller Representations Notice as required herein and this Agreement is terminated, Buyer’s sole remedy in connection with this Agreement shall be limited to the recovery from Wells the actual costs incurred by Buyer with third parties in entering into this Agreement and performing its due diligence with respect to the Property, up to a maximum amount of $60,000.00, provided Buyer provides Wells invoices substantiating all such third party expenses. This Section 6(d) shall survive termination of this Agreement.

7. Closing and Escrow.

(a) Upon mutual execution of this Agreement, the parties shall deposit an executed counterpart of this Agreement with Title Company as instructions to Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer each agrees to execute such additional escrow instructions as may be appropriate, or required by Title Company, to enable the escrow holder to comply with this Agreement; provided that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

(b) The Closing hereunder shall be held and delivery of all items to be made at the Closing shall be made (except as otherwise set forth in this Agreement) at the offices of Title Company on or before 4:00 p.m. (Eastern Time) on the date that is fifteen (15) days after the expiration of the Due Diligence Period (the “Scheduled Closing Date”). In the event the Closing does not occur on or before the Scheduled Closing Date, the Title Company shall return to the depositor thereof items which were deposited hereunder, subject to the provisions of Section 6. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close.

(c) On or prior to the Closing (or such earlier time as may be reasonably required by the Title Company), Seller shall deliver to Buyer or to Title Company, as escrow holder, the following:

(i) a duly executed and acknowledged Deed;

(ii) two (2) duly executed counterparts of the Assignment of Intangible Property;

(iii) two (2) duly executed counterparts of the Assignment and Assumption of Lease;

(iv) two (2) duly executed counterparts of the Bill of Sale;

(v) three (3) duly executed counterparts of an Escrow Holdback Agreement in the form attached hereto as Exhibit O (the “Escrow Holdback Agreement”);

(vi) executed counterparts of all transfer declarations applicable to the Property;

(vii) a duly executed notice to the tenant under the Lease of the sale of the Property, in the form of Exhibit M attached hereto (“Notice to Tenant”), to the extent the Lease has not expired as of the Closing;

(viii) a notice letter in the form of Exhibit J attached hereto and made a part hereof executed by Seller to each vendor under a Contract being assigned advising the vendor of the transfer of the Property and the assignment and assumption of the applicable Contract with stamped addressed envelopes and completed certified mail return receipt cards;

(ix) an affidavit pursuant to Section 1445(b)(2) of the United States Internal Revenue Code (the “Code”) and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, substantially in the form of Exhibit I attached hereto (“FIRPTA”), together with such affidavits and other documentation as may be required pursuant to any tax withholding laws or requirements of the State where the Property is located;

(x) an original of the Tenant Estoppel Certificate received pursuant to Section 5(a)(iv), if obtained;

(xi) an original of any REA Estoppel Certificate received pursuant to Section 5(a)(iv), if obtained;

(xii) an updated rent roll certified as accurate and dated within five (5) days of the Closing Date and a statement certified by Seller to be true and accurate as of the date thereof and as of the Closing Date, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid;

(xiii) a duly executed counterpart of the Closing Statement (as defined below);

(xiv) the original, fully-executed Lease, to the extent such original is in Seller’s possession, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if Seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease;

(xv) the originals or certified copies of any documents representing any Intangible Property being conveyed to Buyer, each to the extent in Seller’s possession, provided that such items may be delivered to Buyer outside of escrow on the Closing Date;

(xvi) keys to all doors to the Improvements which are in Seller’s or its agents’ possession;

(xvii) an Owner’s Declaration in the form of Exhibit N attached hereto; and

(xviii) such resolutions and authorizations relating to Seller’s authority to undertake the transaction contemplated hereby as shall be reasonably required by Title Company.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

(d) On or prior to the Closing, Buyer shall deliver to Title Company as escrow holder, the following:

(i) two (2) duly executed counterparts of the Assignment of Intangible Property;

(ii) two (2) duly executed counterparts of the Assignment and Assumption of Lease;

(iii) three (3) duly executed counterparts of the Escrow Holdback Agreement;

(iv) a duly executed Notice to Tenant, to the extent the Lease has not expired as of the Closing;

(v) executed counterparts of any applicable transfer declarations;

(vi) a duly executed counterpart of the Closing Statement; and

(vii) such resolutions and authorizations relating to Buyer’s power and authority to undertake the transaction contemplated hereby as shall be reasonably required by Title Company.

In addition, the Purchase Price, as adjusted for prorations and costs as provided herein shall have been delivered to Title Company, as escrow holder.

Seller may waive compliance on Buyer’s part under any of the foregoing items by an instrument in writing.

(e) Seller and Buyer shall each deposit such other instruments as are reasonably required by Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Real Estate Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder.

(f) The parties acknowledge that Wells will execute this Agreement, the Seller Closing Documents and any other documents required to be executed by Seller pursuant to the terms of Sections 7(c) and 7(e) on behalf of each Individual Seller pursuant to Wells’ authorization as special manager pursuant to a Co-Owner Consent Form and Appointment of Special Manager to be executed and delivered to Wells by each Individual Seller (“Seller Proxies”), all of which shall be delivered to Title Company on or before Closing. Additionally, such execution by Wells shall evidence Wells’ liability, obligation, and joinder to this Agreement where applicable (e.g., Sections 5(a)(vi) and 6(d)).

(g) The following are to be apportioned as of the Closing Date and the applicable adjustment(s) shall be made to the proceeds from the Purchase Price to be delivered to Seller:

(i) Rents and Allowances. Rent, percentage rent, operating cost pass-throughs and other additional rent or charges payable to landlord under the Lease (collectively “Rent”) shall be apportioned as of the Closing Date, only to the extent paid, based on the actual number of days in the month or other applicable period during which the Closing occurs. Buyer shall be entitled to a credit against the Purchase Price in the amount equal to any abatement of Rent continuing after Closing which was granted by Sellers prior to the Effective Date, and any Rent prepaid by Tenant for the period beginning with and including the date on which the Closing occurs through and including the last day of the month in which the closing occurs. With respect to any Rent arrearages existing under the Lease or operating cost pass-throughs billed by or paid to Buyer after Closing, Buyer promptly shall pay to Seller any amounts actually collected which are applicable to the period preceding the Closing Date; provided that, all such amounts collected by Buyer after the Closing Date shall be applied first to Rent accruing after the Closing Date, then to any unpaid Rent accruing prior to the Closing Date. Buyer shall, to the extent in the ordinary course of Buyer’s business operations, reasonably cooperate with Seller in recovering any Rent payable for periods prior to Closing at no cost to Buyer; provided, however, that in no event shall Buyer have any obligation to commence any legal proceeding against or evict the tenant. Buyer will receive a credit in the Purchase Price for any tenant improvement allowance or build-out allowance or any other payment to be provided by Seller under the terms of the Lease which, as of the Closing Date, has not been paid by Seller.

(ii) Leasing Costs. Seller shall pay all leasing commissions and tenant improvement costs accrued in connection with the Lease and any amendments thereto entered into prior to the Effective Date (including leasing commissions and tenant improvement costs attributable to expansion or extension options set forth in any agreements entered into prior to the Effective Date). Buyer shall pay all other leasing commissions and tenant improvements costs (including leasing commissions and tenant improvement costs attributable to expansion or extension options set forth in any agreements entered into from and after the Effective Date with Buyer’s prior written consent).

(iii) Utility Charges. To the extent that Seller (rather than the tenants) is responsible for utility charges, the parties shall arrange for utility services for the Property to be billed to

Seller for the period up to the Closing Date and to Buyer for the period commencing on and from and after the Closing. All utility bills, charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to Closing shall be paid in full by Seller.

(iv) Intentionally Deleted.

(v) Other Apportionments and Closing Costs. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees, and liability for other Property operation and maintenance expenses and other recurring costs will be apportioned as of the Closing Date. Buyer shall pay: (1) the costs of recording the Deed; (2) all premiums and costs for extended title insurance coverage, and all related endorsements (other than any endorsements caused to be issued by Seller in connection with its curing of any matters in the Title Objection Letter); (3) any and all fees, costs and expenses related to the Updated Survey; (4) one-half of Title Company’s escrow fees as escrow holder (except as otherwise provided by this Section 7(g)(v) below); and (5) all fees, costs and expenses incurred in connection with Buyer’s due diligence activities. Seller shall pay: (1) any transfer taxes, (2) one-half of Title Company’s escrow fees as escrow holder (except as otherwise provided by this Section 7(g)(v) below); (3) the title search and exam, and the premium and cost of a standard owner’s title insurance coverage and any endorsements Seller causes to be issued in connection with its curing of any matters in the Title Objection Letter; and (4) the commission/fee payable to Broker. Notwithstanding the foregoing, if this Agreement is terminated due to a default of Seller hereunder, then Seller shall pay all escrow fees and charges incurred in connection with such termination, and if this Agreement is terminated due to a default of Buyer hereunder, then Buyer shall pay all such escrow fees and charges. Each party will pay its own legal fees and expenses incurred in connection with the transactions contemplated by this Agreement. Payment of all other costs incurred in connection with the transaction contemplated by this Agreement shall be allocated between Buyer and Seller in accordance with the custom of the County where the Property is located, as reasonably determined by Title Company.

(vi) Real Estate Taxes and Special Assessments. To the extent not paid or otherwise payable by the tenant(s) of the Property, general real estate taxes, bonds and assessments that have accrued during the tax year in which Closing occurs will be prorated at the Closing (without regard to when they are or become due and payable; it being understood that Seller shall be solely responsible (and Buyer shall receive a credit against the Purchase Price) for any such taxes or assessments that have accrued as of the Closing but do not become due and payable until after the Closing). Specifically, (i) Seller shall be responsible for that portion of such taxes, bonds and assessments equal to (A) the total such taxes which have accrued during the tax year in which the Closing occurs, multiplied by (B) a fraction, the numerator of which shall be the number of days in such tax year prior to the Closing Date, and the denominator of which shall be 366; and (ii) Buyer shall be responsible for that portion of such taxes, bonds and assessments equal to (A) the total such taxes accruing during the tax year in which the Closing occurs, multiplied by (B) a fraction, the numerator of which shall be the number of days in such tax year subsequent to and including the Closing Date, and the denominator of which shall be 366. Notwithstanding anything to the contrary herein, Seller shall be entitled to any and all tax refunds relating to the period before the Closing Date, regardless of when the refunds are received, except if and to the extent that such refunds are payable to the tenant of the Property at the time such refunds are received under the terms of the Lease, in which case the refundable portion of the amount received shall be paid to such tenant less any costs incurred in collecting such amounts. Buyer shall pay any such refund relating to the period before the Closing Date received by Buyer to Seller, less amounts paid to the tenant as described above, within thirty (30) days of receipt by

Buyer or its successors-in-interest. Seller shall have the sole authority to prosecute any tax protest, challenge or appeal for a tax year ending prior to the Closing Date and Buyer shall cooperate in the prosecution of any such protest, challenge or appeal at no cost or expense to Buyer. If the amount of general real estate taxes for the tax year in which the Closing occurs cannot be determined on the Closing Date, an amount equal to one hundred five percent (105%) of Seller’s proportionate share of the taxes for the tax year in which the Closing occurs based upon the most current estimate of such taxes, assuming for estimating purposes that the Property shall be fully assessed, shall be debited from Seller’s closing statement at Closing. Such deposit shall be held in escrow and all interest earnings on such deposit shall be paid to Seller. The Title Company shall retain such deposit to pay Seller’s share of the actual general real estate taxes payable for the tax year in which the Closing occurs in accordance with the provisions of this Section 7(g), and shall pay any excess over to Seller on or before the Reconciliation Date. Seller or Buyer, as applicable, shall pay any deficiency of such party’s pro rata share, when such general real estate taxes are known.

(vii) Closing Statement. Title Company shall prepare a preliminary Closing settlement statement and shall deliver such statement to Buyer and Seller for approval no less than three (3) days prior to the Closing Date (the approved statement being referred to as the “Closing Statement”).

(viii) Post-Closing Reconciliation. Subject to Section 7(g)(vi) above, Seller and Buyer hereby agree that if any of the Section 7(g) prorations cannot be calculated accurately as of the Closing Date (including, without limitation, any operating cost pass-throughs) then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing, and within thirty (30) days after the Closing Date, or as soon as sufficient information is available to permit the parties to effectively calculate such prorations but in no event later than the Reconciliation Date, the parties shall make such adjustments to the prorations as necessary to reflect the accurate information, and the parties shall then make such payments to one another as necessary to correct any errors made in the prorations as of the Closing Date once such correct information is available. The “Reconciliation Date” shall mean the date that is the later of: (A) March 31, 2013 and (B) thirty (30) days following Seller and Buyer’s receipt of the tax bill for the tax year in which the Closing occurs. Either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations.

(ix) Survival. The provisions of Section 7(g) shall survive the Closing, for a period of thirty (30) days after the Reconciliation Date.

8. Representations and Warranties of Seller. Where applicable, Wells and, upon delivery of the Seller Representations Notice, each Individual Seller, solely as to such Individual Seller, hereby represent and warrant to Buyer as follows, which representations and warranties shall be true as of the Closing Date:

(a) Status. Each Individual Seller is duly organized or formed, validly existing and qualified and empowered to conduct its business and has full power and authority to enter into and perform the terms of this Agreement with respect to such Individual Seller’s interest in the Property.

(b) Enforceability. Subject to the execution and delivery of the Seller Proxies to Wells (as confirmed by Seller pursuant to the delivery of the Seller Proxies to Title Company in accordance with the provisions of Section 7(f)), this Agreement shall be duly authorized and executed by such Individual Seller, and this Agreement and all documents required to be executed by any Individual Seller in connection herewith, shall be when executed valid, legally binding obligations of such Individual Seller, enforceable in accordance with their terms. Neither the execution and delivery of this Agreement, nor its performance by any Individual Seller, will conflict with or result in the material breach of any contract, agreement, law, rule, regulation or judicial order to which such Individual Seller is a party or by which such Individual Seller is bound.

(c) Lease. Attached hereto as Exhibit B is a Schedule of Leases, and, to Wells’ knowledge, except as set forth thereon and except to the extent the Contracts set forth on Exhibit H impact the occupancy of the Property, there are no leases or occupancy agreements affecting the Property. No default of Seller exists under the Lease. The Lease is in full force and effect. Seller has not received any notice or correspondence from tenant or tenant’s agents indicating tenant’s desire, willingness or intent to terminate the Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing. Tenant is presently entitled to and receiving a 50% abatement of Rent through January 31, 2013. Except as expressly set forth herein or in the Lease, the tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements for any period subsequent to the Closing Date. Notwithstanding the foregoing, if there are any inconsistencies between the information set forth in Exhibit B and the provisions of the Lease or copies thereof which have been provided to Buyer or its representative(s) or the Tenant Estoppel Certificate, then the provisions of the Lease or the Tenant Estoppel Certificate, as the case may be, shall prevail and Exhibit B shall be deemed amended accordingly.

(d) Non-foreign Person. None of the Individual Sellers are a “foreign person” as that term is defined in Section 1445(f) of the Code and any similar provisions of applicable state law, and the regulations issued thereunder.

(e) Compliance with Laws. Neither Seller nor Wells has received any written notice from a governmental or quasi-governmental authority, nor is Seller aware, that the Property is in violation of any applicable regulation, ordinance, statute, building codes, environmental, zoning and land use laws, and any other applicable local, state and federal laws and regulations.

(f) Due Diligence Documents. The Due Diligence Documents are and at the time of Closing will be true, correct and complete copies of such documents. To Wells’ knowledge, except as set forth on Exhibit H, there are no agreements, contracts, or similar documents relating to the use, operation, maintenance, or repair of the Property. All amounts due under any Contracts and the REA’s have been paid in full. Neither Wells nor Seller has given or received any written notice of default under the Lease, any Contracts, or the REA’s that remains uncured. Except for this Agreement and except as shown on Exhibit H or in the PTR, there are no other Contracts made by or on behalf of Seller with respect to the Property that would be binding on Buyer or the Property after Closing.

(g) Proceedings. Neither Seller nor Wells has received any written notice of any actual or threatened proceeding (including, without limitation, any threatened or proposed condemnation proceedings and special assessment proceedings) or litigation with respect to the Property or Seller. Seller has neither filed nor been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors, except as disclosed on Schedule 3 attached hereto.

(h) Contracts. Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party and Seller will not enter into any such agreement.

(i) Environmental. Except as set forth in the Due Diligence Documents, neither Wells nor Seller has any knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. Except as set forth in Due Diligence Documents, to Wells’ and Seller’s actual knowledge, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment.

(j) Non-foreign Assets. All Individual Sellers are in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). None of the Individual Sellers:

(i) are listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) have been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii) are owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 8 after the Effective Date and prior to Closing, Seller will immediately notify Buyer of the same in writing.

The phrase “to such Individual Seller’s knowledge” or other similar phrases means to the actual, present knowledge of such Individual Seller, without any duty of inquiry, investigation or inspection. The phrase “to Wells’ knowledge” or other similar phrases means to the actual, present knowledge of Bert Collins, Senior Vice President of Asset Management at Wells, who Seller represents and warrants has direct responsibility for the day to day operation and management of the Property and is the person most likely to have knowledge of the matters subject to the representations and warranties set forth above.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows (such representations and warranties to survive the Closing):

(a) Status. Buyer is duly organized or formed, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and perform the terms of this Agreement. Neither the execution and delivery of this Agreement, nor its performance by Buyer, will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Buyer is a party or by which Buyer is bound. There are no actions or proceedings pending or, to Buyer’s knowledge, threatened to liquidate, reorganize, place in bankruptcy or dissolve Buyer, and Buyer is contemplating no such action.

(b) Enforceability. This Agreement is duly authorized and executed by Buyer, and this Agreement and all documents required to be executed by Buyer in connection herewith, are and shall be valid, legally binding obligations of Buyer, enforceable in accordance with their terms.

(c) Proceedings. No action, proceeding or investigation is pending or, to the best of Buyer’s knowledge, threatened against Buyer, before any governmental or other authority that would affect its ability to carry out its obligations under this Agreement.

(d) Non-foreign Assets. Buyer is in compliance with the requirements of the Orders. Buyer:

(i) is not listed on the Lists;

(ii) has not been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii) is not directly owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

10. Indemnifications. Buyer shall indemnify, defend and hold Seller harmless from and against all claims for costs, expenses, losses, damages and/or liabilities (collectively “Diligence Claims”) asserted against Seller arising from Buyer’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Diligence Claims relating to pre-existing conditions and/or the gross negligence or willful misconduct of Seller or any of Seller’s agents or representatives.

11. Risk of Loss. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction is not the result of a Material Casualty (an “Immaterial Casualty”), then this Agreement shall remain in full force and effect, and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amounts under Seller’s insurance policies (except the portion applied to repairs and except to the extent reimbursable by the tenant under the Lease), and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction (including without limitation any business income, rent loss or like insurance proceeds relating to Property income lost or abated for periods following Closing (such lost or abated income, the “Lost Income”) under the policies of insurance maintained by Seller (collectively, the “Insurance Proceeds”). In the event of a Material Casualty, or in the event written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation, then Buyer shall have the right, at its election, to terminate this Agreement by delivery of notice of termination to Seller within ten (10) days after Buyer’s receipt of written notice of such circumstance (but in any event prior to the Scheduled Closing Date), whereupon the Title Company shall return the Earnest Money to Buyer, and Buyer and Seller shall be released from all obligations hereunder pertaining to the Property (other than the provisions which expressly survive the termination of this Agreement). If Buyer elects not to terminate this Agreement, then Seller shall assign to Buyer Seller’s right, title and interest in any Insurance Proceeds or condemnation awards on account of such damage, destruction, or condemnation in a form reasonably acceptable to Buyer, and the Purchase Price shall be reduced by the unpaid portion, if any, of the deductible(s) payable in connection with any Insurance Proceeds. For purposes hereof, a “Material Casualty” shall be deemed to have occurred (i) if the Estimated Repair Cost is greater than $500,000, (ii) if such damage or destruction will entitle the tenant to terminate its Lease or abate its rent in whole or in part, or (iii) if the damage or destruction is not covered by Seller’s insurance or if such insurance is not for full replacement cost.

12. Seller’s Covenants. Seller hereby covenants and agrees as follows prior to Closing:

(a) Operation and Maintenance. Between the Effective Date and the Closing Date, Seller shall operate the Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller. To the extent not the responsibility of the tenant under the Lease, between the Effective Date and the Closing Date, Seller shall maintain the Property in its current condition, ordinary wear and tear, casualty and condemnation excepted (“Seller Maintenance Duties”), and only up to an aggregate cost of $5,000 (excluding any amounts reimbursable in full by the tenant under the Lease) (“Maintenance Cap”). If an event occurring after the expiration of the Due Diligence Period gives rise to a Seller Maintenance Duty or Duties which would exceed the Maintenance Cap (other than an event described in Section 11 above), Seller shall promptly provide written notice to Buyer of its election, in Seller’s sole discretion, to (i) perform the Maintenance Duties prior to the Closing Date, (ii) provide a credit to Buyer at Closing in the amount of the estimated cost of such Maintenance Duties, or (iii) do neither (i) or (ii), in which event Buyer may elect to terminate this Agreement on or prior to the Scheduled Closing Date and receive a return of the Earnest Money, or proceed to Closing and thereby waive any remaining Maintenance Duties of Seller. If Seller fails to deliver written notice to Buyer of its election within two (2) business days after notice of its Seller Maintenance Duty, Seller shall be deemed to have elected to proceed under the immediately preceding subsection (ii). Seller shall cause the tenant to perform its maintenance and repair obligations to the extent required under the Lease.

(b) New Leases and Contracts. Seller shall not enter into any new lease or new contract, or any amendment, modification, extension, or termination of the Lease or any Contract, or grant any approval, consent (including, without limitation, any consent to assign or sublease) or waiver under the Lease or any Contract, to the extent such action would bind Buyer or the Property after the Closing, without obtaining Buyer’s prior consent thereto, which consent may be withheld or conditioned in Buyer’s sole and absolute discretion. If Buyer does not approve Seller’s request within three (3) business days following receipt of such written request, such lease, contract, amendment, approval, consent or waiver shall be unconditionally and irrevocably deemed to have been disapproved by Buyer.

(c) Additional Covenants. Between the Effective Date and the Closing Date, Seller shall: (i) maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property; (ii) not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent; (iii) not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use; (iv) to the extent it is not the responsibility of the tenant under the Lease, pay all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at Closing); (vii) comply with all governmental requirements applicable to the Property; (v) not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Buyer; (vi) not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and (vii) enforce in all respects the terms, covenants and conditions of the Lease.

13. Miscellaneous.

(a) Notices. Except as otherwise specifically provided in this Agreement, any notice, consent, request or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) upon hand delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service, (iii) upon transmission by electronic mail in PDF format or facsimile telecopy during regular business hours at the transmitter’s location, with facsimile transmittal confirmation and with a confirming copy sent within one business day thereafter by United States mail or deposited with Federal Express or another reliable overnight courier service, or (iv) three (3) business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required and addressed as follows:

If to any Individual:	c/o Wells Real Estate Funds
Seller, Seller, or Wells:	6200 The Corners Parkway
Norcross, Georgia 30092
	Attention:	Mr. F. Parker Hudson
	Telephone:	(770) 449-7800
	Facsimile:	(770) 243-8692
	Email:	parker.hudson@wellsref. com

With a copy to:	DLA Piper LLP
(US)203 North LaSalle Street, Suite 1900 Chicago, IL 60601
	Attention:	William A. Rudnick, Esq.
	Telephone:	(312) 368-7078
	Facsimile:	(312) 630-5328
	Email:	william.rudnick@dlapiper.com

If to Buyer:	c/o Cole Real Estate Investments
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016
	Attention:	Legal Department – Real Estate
	Telephone:	(602) 778-8700
	Facsimile:	(480) 449-7012
	Email:	tweiss@colecapital.com and gwellner@colecapital.com

With a copy to:	Kutak Rock LLP
8601 North Scottsdale Road, Suite 300 Scottsdale, AZ 85253
	Attention:	Jason D. Stych, Esq.
	Telephone:	(480) 429-4881
	Facsimile:	(480) 429-5001
	Email:	jason.stych@kutakrock.com

or such other address as either party may from time to time specify in writing to the other.

(b) Brokers/Intermediaries. Seller represents that Seller has not had any conversations or dealings with any broker, finder or other intermediary in connection with the Property other than CBRE (“Broker”). Seller shall pay a real estate commission to Broker pursuant to a separate agreement with Broker. Seller and Buyer each agrees to defend, indemnify and hold harmless the other party from and against any and all liabilities, claims, demands, damages and costs of any kind (including attorneys’ fees, costs and expenses) arising from or connected with any broker’s or finder’s fee or commission or charge claimed to be due by any person arising from or by reason of such party’s conduct with respect to this transaction (other than Broker). The provisions of this Section shall survive the Closing hereunder or earlier termination of this Agreement.

(c) Appointment of Agent. Any service of writs, process or summons with respect to any legal actions or proceedings arising out of, related to, or commenced against Seller by Buyer or Title Company in connection with this Agreement and the transaction contemplated herein shall be sent to CT Corporation, the Individual Sellers’ agent for service of process, whose current address is as follows:

c/o CT Corporation System
818 W. 7th Street
Los Angeles, CA 90017

Prior to Closing and the Overall Limitation Period (as defined in Section 13(t)(iii)), copies of any such service of writs, process or summons shall be sent to Wells.

(d) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, except that upon written notice to Seller, Buyer may assign all its rights and delegate its duties under this Agreement to an entity that: (i) is controlled by, under common control with, or in control of Buyer; and (ii) delivers, on or before the date that is two (2) business days before the Closing Date, to Seller a copy of a duly executed assignment and assumption pursuant to which such assignee expressly assumes all unperformed obligations of Buyer under this Agreement (including an express statement of the reaffirmation of the representations and warranties in Section 9). No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if Closing occurs, the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after the Closing Date. In no event shall such assignment delay Closing. Seller will communicate only with Buyer and its counsel and no assignee of Buyer, and Seller incurs no additional expense and no liability as a result thereof. Seller may not assign or otherwise transfer its interest under this Agreement; provided, however, that nothing in this Agreement will limit Individual Seller’s rights or abilities to transfer their respective Ownership Interest in the Property prior to Closing provided that any such transferee assumes all obligations of Seller under this Agreement and reaffirms all of the representations and warranties in Section 8. In no event shall such transfers delay Closing. No such transfer by an Individual Seller shall release, limit or otherwise relieve Seller or such Individual Seller from any obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.

(e) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by an instrument executed by Buyer and Wells (on behalf of Seller and subject to approval of Individual Sellers).

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

(g) Integration of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior negotiations, correspondence, agreements and understandings between the parties relating to the subject matter hereof.

(h) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute (as the court shall determine) shall pay any and all reasonable costs and expenses incurred by the prevailing party in enforcing or establishing its rights hereunder, including, without limitation, arbitration and court costs and attorneys’ and experts’ fees. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. For the purposes of this subsection (h), a party will be considered to be the “prevailing party” if (a) such party initiated the litigation or arbitration proceeding and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the proceeding and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the proceeding withdrew its claim or action without having substantially received the relief which it was seeking.

(i) Confidentiality. Except as required by law, Buyer shall not disclose the negotiations for or the existence of this Agreement or any proprietary or confidential information or the contents of any materials furnished by Seller (including any material related to Seller’s internal affairs or composition) or the terms of this Agreement (collectively, the “Confidential Information”), except to its partners, attorneys, accountants, consultants, agents, investors, appraisers, affiliates and prospective lenders (collectively, the “Related Parties”) as necessary in connection with the consummation of this transaction, and then only if similar confidential treatment is required on the part of such parties. Buyer and the Related Parties shall not be obligated to keep confidential any Confidential Information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure by Buyer, or (3) is or becomes available to Buyer on a non-confidential basis from a source other than Seller who, to Buyer’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. In the event Buyer is requested or required in connection with any legal proceeding (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar process) to disclose any of the Confidential Information, Buyer agrees to deliver Seller prompt notice of such request or requirement and shall reasonable cooperate, at Seller’s sole cost and expense, with Seller and Seller’s counsel in connection with any appeal or challenge to disclosure. Buyer acknowledges that Seller might be irreparably harmed by a breach of the confidentiality obligations contained herein, and that it would be difficult to estimate the damages resulting therefrom. In the event of a breach of this provision by Buyer or by any person to whom Buyer has disclosed the Confidential Information, Seller shall be entitled to seek injunctive or other equitable relief, as well as monetary damages against Buyer in an amount not exceeding $200,000. Such remedy shall be limited to actual damages only and Buyer shall not have any liability for consequential, indirect, or punitive damages. Such remedy shall not be deemed to be the sole and exclusive remedy of Seller for any breach of this Agreement but shall be in addition to all other remedies available at law or equity to Seller, subject to the cap and limitation on damages set forth above. If this Agreement is terminated, Buyer shall return to Seller all Due Diligence Documents delivered or otherwise provided by Seller to Buyer in connection with this Agreement. The provisions of this Section 13(i) shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) the Closing Date. Except as otherwise required by law or regulation, Seller and Buyer agree that neither of them shall make any press release or other public announcement of the transaction contemplated herein without the consent and approval of the other (or Wells on behalf of Seller).

(j) Time of the Essence; Dates. Time is of the essence for any provision of this Agreement pursuant to which time is a factor. If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, such date shall be deemed to have expired at 5:00 p.m. (Pacific Time) on the next business day, notwithstanding anything to the contrary herein.

(k) Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto. The parties may sign and deliver this Agreement by facsimile or emailed portable document format (PDF) and an Agreement signed and delivered in such manner will have the same effect as a signed and delivered original version.

(m) 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Section 1031 of the Code at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such other party shall incur no costs, delay, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange or failure thereof, and the indemnified party shall not be required to take title to or contract for the purchase of any other property. The provisions of this subsection shall survive the Closing.

(n) Intentionally Omitted.

(o) Exculpation. Buyer agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, property manager, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller, including, without limitation, Wells, Wells Real Estate Funds, Inc., or any officer, director, employee, trustee, shareholder, partner, or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby (including, without limitation, under any documents executed pursuant hereto), except in the event of fraud or any intentional misrepresentation of such party. Buyer agrees to look solely to Individual Sellers and their assets for the satisfaction of any liability or obligation arising under this Agreement, the transactions contemplated hereby or the documents executed pursuant hereto, or for the performance of any of the covenants, warranties or other agreements contained herein or therein, and, except in the event of fraud or any intentional misrepresentation of such party, further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement, the transactions contemplated hereby or the documents executed pursuant hereto. Without limiting the generality of the foregoing provisions of this Section 13(o), Buyer hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates (except for a claim or cause of action for fraud or intentional misrepresentation against such party), and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Buyer against Seller’s Affiliates (except to the extent relating to fraud or any intentional misrepresentation by such party), in connection with or arising out of this Agreement, the transactions contemplated hereby or the documents executed pursuant hereto. The provisions of this Section 13(o) shall survive the termination of this Agreement and the Closing.

(p) SEC Compliance. If, within two years following the Closing Date, it becomes reasonably necessary to do so in order for Buyer to comply with applicable securities laws or the rules or regulations of the Securities and Exchange Commission, Buyer shall have the right, to the extent reasonably necessary, to inspect the books and records of Seller, relating to the operation of the Property for the period of three (3) years preceding the Closing Date (provided, that Seller shall have no obligation to maintain such records and provided further Seller shall incur no costs in connection with this Section 13(p)). Buyer shall give reasonable prior written notice to Seller when Buyer wishes to exercise its right to inspect such books and records. Such inspection shall take place at the offices of Seller’s investment advisors, property manager or other location as Seller shall reasonably designate during normal business hours and on a date and at a time reasonably convenient to Seller and Buyer. The provisions of this Section 13(p) shall survive the Closing for a period of two years following the Closing Date.

(q) Cooperation. Seller and Buyer shall cooperate and do all acts as may be reasonably required or requested by the other with regard to the fulfillment of any Conditions Precedent, Seller’s Conditions or the consummation of the transactions contemplated hereby.

(r) Marketing. Seller agrees not to market or show the Property to any other prospective purchasers during the term of this Agreement.

(s) Effective Date. As used herein, the term “Effective Date” shall mean the first date on which both Seller and Buyer shall have executed this Agreement which date is set forth in the opening paragraph of this Agreement.

(t) Survival and Limitations.

(i) The parties agree that any representations and warranties contained in this Agreement shall expire and shall be of no further force or effect as of two hundred seventy (270) days following the Closing Date (the “Limitation Period”). If Buyer, within the Limitation Period, gives notice to Seller of any breach of such representations or warranties or any Post-Closing Default (the “Initial Notice”) (which Initial Notice shall concurrently be delivered to Title Company, as Escrow Holder under the Escrow Holdback Agreement), and the Seller or Individual Sellers fail to cure such breach or Post-Closing Default, as the case may be, within thirty (30) days following the giving of such Initial Notice (or, if such breach or Post-Closing Default cannot reasonably be cured within thirty (30) days, Seller shall be provided with an additional reasonable time period to cure such breach not to exceed sixty (60) days following the giving of such Initial Notice, so long as such cure has been commenced within such thirty (30) days and has been diligently pursued), then Buyer shall have the right to deliver a “Claim Notice” pursuant to the terms and conditions of the Escrow Holdback Agreement. The Limitation Period shall apply to known as well as unknown breaches of such representations or warranties; provided that, consent to the Closing by Buyer shall be deemed to constitute a waiver of any breach of which Buyer had actual knowledge (exclusive of any constructive and imputed knowledge) as of the Closing Date. Buyer shall not have the right to bring a cause of action for a breach of a representation or warranty unless the damage to Buyer on account of such one or more breaches (individually or when combined with damages from other breaches) equals or exceeds $1,000 (the “Damages Floor”) (provided, however, that upon reaching such threshold amount, Seller shall be liable for the entire amount of such claim), and Buyer agrees that the post-Closing maximum aggregate liability of the Seller and Individual Sellers for the alleged breach of any or all representations or warranties set forth in this Agreement and/or any Post-Closing Default is limited to $200,000 as more particularly set forth in Section 13(t)(ii) immediately below (the “Damages Ceiling”). Notwithstanding the forgoing, the above described Damages Floor and Damages Ceiling shall not be applicable to instances of intentional fraud or misrepresentation by an Individual Seller.

The term “Post-Closing Default(s)” means all (i) post-Closing defaults by Seller or Individual Sellers under this Agreement and the agreements and instruments to be delivered by Seller at Closing including, without limitation, the Deed, and (ii) all pre-Closing Seller defaults not waived pursuant to this Agreement and not actually known to Buyer as of Closing. In no event shall a Post-Closing Default include a breach or default by Seller of Sections 7(g)(viii) or 13(b) of this Agreement. In the event of one or more Post-Closing Defaults, Buyer’s sole and exclusive remedy shall be to seek actual damages in an amount (including attorneys’ fees and costs) not to exceed the limits set forth in Section 13(t).

(ii) The aggregate liability of the Seller to Buyer and all those claiming by or through Buyer for claims, demands, damages, expenses (including attorneys’ fees), suits, awards, judgments and liabilities asserted, awarded or otherwise recovered against Seller in connection with this any post-Closing claims for breaches of Seller’s representations or warranties and any and all Post-Closing Defaults, shall not exceed $200,000.

(iii) Buyer’s sole remedy in connection with a breach of any representations and warranties contained in this Agreement or any Post Closing Default, subject to the terms of the Escrow Holdback Agreement, shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, prior to the expiration of the Overall Limitation Period (defined below). Any right of Buyer to bring a claim, suit or demand for a breach of Seller’s representations or warranties or a Post-Closing Default shall expire and shall be of no further force or effect as of the Overall Limitation Period. Notwithstanding the foregoing, to the extent permitted by applicable law, including but not limited to section 16.070 of the Texas civil practices and remedies code, if Buyer delivers the Initial Notice within the Limitation Period, Buyer may bring a claim, suit or demand within sixty (60) days after the expiration of Seller’s cure period described in Section 13(t)(i) above (the “Overall Limitation Period”) with respect to the breach identified in the Initial Notice. Any longer statute of limitations period for the bringing of such actions is hereby waived by Buyer. Buyer’s right to bring such a claim, suit, or demand shall be subject to any applicable notice and cure rights described in Section 13(t)(i) above. The Overall Limitation Period referred to herein shall apply to known as well as unknown breaches of this Agreement, any Closing Document, or any such document or other bases for claims that may be brought under this Agreement or any such document.

(iv) Upon Closing, Title Company, as Escrow Holder under the Escrow Holdback Agreement, shall hold back an amount equal to $200,000 (the “Escrow Amount”) from the Purchase Price and shall hold the Escrow Amount in accordance with the provisions of the Escrow Holdback Agreement to be executed by Seller, Buyer and Title Company. Buyer acknowledges that the Escrow Amount shall be Buyer’s exclusive remedy with respect to any breach of a representation or warranty discovered by Buyer after the Closing Date or Post-Closing Default.

(v) In the event of a conflict between the provisions of this Section 13(t) and the Escrow Holdback Agreement, the Escrow Holdback Agreement will control. The provisions of this Section 13(t) shall survive the Closing or any termination of this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

A&C CHAVES REALTY – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		JAMES D. RIGGLEMAN – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

WRB RENTALS – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		SALTY – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

FRIENDSHIP – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		KAZOO – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

JOHN R RIGGLEMAN, JR. – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		WLH – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

[Seller signatures continue on following page]

PARADISE PROPERTIES – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		BFI – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

CATHERINE TONG – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		BELLA – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

RCC AND BJC OLIVERA – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		M & M REALTY – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

BLAKE ENTERPRISES – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		RABUN – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

[Seller signatures continue on following page]

[Seller signatures continued from previous page]

RONALD & HARRIET BRAASCH – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		JME – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

JAMES A. DUNN – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		JTFP – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

GOTTUSO – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership		CATHRYN R. FINCH – MACARTHUR BOULEVARD, IRVING 1, LP, a Georgia limited partnership

By:	/s/ M. Scott Meadows	By:	/s/ M. Scott Meadows
Name:	M. Scott Meadows	Name:	M. Scott Meadows
Title:	Special Manager	Title:	Special Manager

[Signatures continue on following page]

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BUYER:	Series C, LLC, an Arizona limited liability company

	By:	/s/ Todd J. Weiss
Todd J. Weiss
Authorized Officer